As filed with the Securities and Exchange Commission on February 8, 2024

Registration No. 333-249883

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LIONS GATE ENTERTAINMENT CORP.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	N/A
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

250 Howe Street, 20th Floor

Vancouver, British Columbia V6C 3R8

and

2700 Colorado Avenue

Santa Monica, California 90404

(Address, including zip code, of Principal Executive Offices)

Lions Gate Entertainment Corp. 2023 Performance Incentive Plan

Lions Gate Entertainment Corp. 2019 Performance Incentive Plan

(Full title of the plan)

Adrian Kuzycz

Executive Vice President and Associate General Counsel

Lions Gate Entertainment Corp.

2700 Colorado Avenue

Santa Monica, California 90404

(877) 848-3866

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Lions Gate Entertainment Corp., a company continued under the laws of the Province of British Columbia (the “Company” or the “Registrant”), previously filed a Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) on November 5, 2020 (Commission File No. 333-249883, referred to as the “Form S-8”) to register the offer of 10,000,000 Common Shares pursuant to the Lions Gate Entertainment Corp. 2019 Performance Incentive Plan (the “2019 Plan”). As used herein and in the Form S-8, “Common Shares” refers to both the Company’s Class A Voting Shares (“Class A Shares”) and the Company’s Class B Non-Voting Shares (“Class B Shares”). The shares offered pursuant to the 2019 Plan may be Class A Shares or Class B Shares, as the Company may determine from time to time, and each share issued (whether a Class A Share or a Class B Share) will reduce the number of Common Shares remaining available for issuance under the 2019 Plan.

On July 7, 2023, the Company’s Board of Directors adopted the Lions Gate Entertainment Corp. 2023 Performance Incentive Plan (the “2023 Plan”). The Company’s shareholders approved the 2023 Plan at the Company’s annual general meeting of shareholders held on November 28, 2023 (the “2023 Annual Meeting”). Upon shareholder approval of the 2023 Plan, the Company’s authority to grant new awards under the 2019 Plan terminated, and a total of 8,377,128 Common Shares that had been available for new award grants under the 2019 Plan immediately prior to the 2023 Annual Meeting became available for award grants under the 2023 Plan. As provided in the 2023 Plan, any Common Shares subject to awards outstanding under the 2019 Plan, and outstanding awards under the Company’s prior stock incentive plans, that expire, are cancelled or otherwise terminate without such shares being issued in accordance with the award outstanding on the date of the 2023 Annual Meeting will be available for award grant purposes under the 2023 Plan. As of the date of the 2023 Annual Meeting, a total of 37,742,917 shares were subject to awards then outstanding under the Company’s stock incentive plans.

The Company is filing this Post-Effective Amendment No. 1 to Form S-8 pursuant to SEC Compliance and Disclosure Interpretation 126.43 to amend the Form S-8 to register the offer of up to 10,000,000 Common Shares under the 2023 Plan (as such Common Shares are, or may in the future be, no longer issuable under the 2019 Plan as described above). As with the 2019 Plan described above, the shares offered pursuant to the 2023 Plan may be Class A Shares or Class B Shares, as the Company may determine from time to time, and each share issued (whether a Class A Share or a Class B Share) will reduce the number of Common Shares remaining available for issuance under the 2023 Plan.

The filing fee for the registration of the offer of shares under the 2023 Plan was paid in full upon the filing of the Form S-8 Registration Statement on November 5, 2020. Pursuant to SEC Compliance and Disclosure Interpretation 126.43, no filing fee is required to include the 2023 Plan on such Form S-8 pursuant to this Post- Effective Amendment No. 1 to Form S-8.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company, filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)

The Company’s Annual Report on Form 10-K for its fiscal year ended March 31, 2023, filed with the Commission on May  25, 2023 and as amended by Form 10-K/A, filed with the Commission on July 20, 2023 (Commission File No. 001-14880);

(b)

The Company’s Quarterly Reports on Form 10-Q for its fiscal quarters ended June 30, 2023, September 30, 2023 and December 31,  2023, filed with the Commission on August  9, 2023, November  29, 2023 and February 8, 2024, respectively (each, Commission File No. 001-14880);

(c)

The Company’s Current Reports on Form 8-K, filed with the Commission on June  27, 2023, July  12, 2023, August  3, 2023, August  7, 2023, September  8, 2023, November  29, 2023, December  22, 2023, December  26, 2023 and December 27, 2023, and in each case only as to the information “filed” with the Commission thereunder for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and not as to information “furnished” thereunder (each, Commission File No. 001-14880); and

(d)

The description of the Company’s Common Shares contained in its Registration Statement on Form 8-A filed with the Commission on November 29, 2016 (Commission File No. 001-14880), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Under the Business Corporations Act (British Columbia) (the “BCBCA”), the Company may indemnify a present or former director or officer of the Company or a person who acts or acted at the Company’s request as a director or officer of another corporation, or for an affiliate, of the Company, and his heirs and personal or other legal representatives, against all costs, charges and expenses, including legal and other fees, and amounts paid to settle an action or satisfy a judgment, actually and reasonably incurred by him including an amount paid to settle an action or satisfy a judgment in respect of any legal proceeding or investigative action, whether current, threatened, pending or completed, to which he is made a party by reason of his position with the Company or such other corporation and provided that the director or officer acted honestly and in good faith with a view to the best interests of the Company or such other corporation, and, in the case of a proceeding other than a civil proceeding, had reasonable grounds for believing that his conduct in respect of which the proceeding was brought was lawful. Other forms of indemnification may be made only with court approval.

In accordance with the Articles of the Company, subject to the BCBCA, the Company must indemnify a director, officer, former director and former officer of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. In addition, subject to the BCBCA, the Company may indemnify any other person. The Company entered into indemnity agreements with its directors, executive officers, and certain other key employees whereby the Company has agreed to indemnify the directors and officers to the extent permitted by the Company’s Articles and the BCBCA.

At the special meeting of the Company’s shareholders held in December 2016 to consider the proposed reclassification of the Company’s common shares as Class A Shares, the creation of the Class B Share and the merger of a subsidiary of the Company with and into Starz, the holders of the Company’s common shares approved an amendment to the Company’s Articles in effect as of such date to provide that the Company would afford the same indemnifications to the current and former officers of the Company as were previously provided to the current and former directors of the Company.

The Company’s Articles permit the Company, subject to the limitations contained in the BCBCA, to purchase and maintain insurance on behalf of any person (or his or her heirs or legal personal representatives) who: (a) is or was a director, officer, employee or agent of the Company; (b) is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company; (c) at the request of the Company, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; or (d) at the request of the Company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity, against any liability incurred by him or her as such director, officer, employee or agent or person who holds or held such equivalent position. The Company maintains directors and officers liability insurance and corporate reimbursement insurance.

The foregoing summaries are necessarily subject to the complete text of the BCBCA, the Company’s Articles, and the arrangements referred to above are qualified in their entirety by reference thereto.

The Company has entered into indemnity agreements with its directors and officers that are in compliance with the BCBCA.

A directors’ and officers’ insurance policy insures each of the Company’s directors and officers against liabilities incurred in their capacity as such for which they are not otherwise indemnified, subject to certain exclusions. This is in addition to the insurance coverage that the Company maintains in the event it is required to indemnify a director or officer for indemnifiable claims.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 7, which is incorporated herein by reference.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Lions Gate Entertainment Corp. 2019 Performance Incentive Plan. (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on September 13, 2019 (Commission File No. 001-14880) and incorporated herein by this reference.)

4.2	Lions Gate Entertainment Corp. 2023 Performance Incentive Plan. (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on November 29, 2023 (Commission File No. 001-14880) and incorporated herein by this reference.)

5.1	Opinion of Dentons Canada LLP (opinion re legality) (filed as Exhibit 5 to the Company’s Registration Statement on Form S-8 filed with the Commission on November 5, 2020 (Commission File No. 333-249883) and incorporated herein by this reference.)

5.2	Opinion of Dentons Canada LLP (opinion re legality).

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (included in Exhibit 5.2).

24.	Power of Attorney (included in this Registration Statement under “Signatures”).

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment No. 1 on Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on February 8, 2024.

LIONS GATE ENTERTAINMENT CORP.

By:	/s/ James W. Barge
James W. Barge
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jon Feltheimer, Michael Burns, Bruce Tobey and James W. Barge, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jon Feltheimer Jon Feltheimer	Chief Executive Officer (Principal Executive Officer) and Director	February 8, 2024
/s/ James W. Barge James W. Barge	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	February 8, 2024
/s/ Michael Burns Michael Burns	Director	February 8, 2024

Signature	Title	Date

/s/ Mignon Clyburn Mignon Clyburn	Director	February 8, 2024

/s/ Gordon Crawford Gordon Crawford	Director	February 8, 2024

/s/ Emily Fine Emily Fine	Director	February 8, 2024

/s/ Michael T. Fries Michael T. Fries	Director	February 8, 2024

/s/ John D. Harkey, Jr. John D. Harkey, Jr.	Director	February 8, 2024

/s/ Susan McCaw Susan McCaw	Director	February 8, 2024

/s/ Yvette Ostolaza Yvette Ostolaza	Director	February 8, 2024

/s/ Mark H. Rachesky, M.D. Mark H. Rachesky, M.D.	Chairman of the Board of Directors	February 8, 2024

/s/ Daryl Simm Daryl Simm	Director	February 8, 2024

/s/ Hardwick Simmons Hardwick Simmons	Director	February 8, 2024

/s/ Harry E. Sloan Harry E. Sloan	Director	February 8, 2024